Exhibit 99.1
FOR IMMEDIATE RELEASE
ENNIS, INC. REPORTS RESULTS
FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 30, 2010
     Midlothian, December 20, 2010 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the three and nine months ended November 30, 2010.
YTD Highlights
•	Consolidated revenues for the nine months ended November 30, 2010 were $418.6 million compared to $396.4 million for the same period ended last year, an increase of $22.2 million or 5.6%.

•	Consolidated gross profit margins increased 280 basis points (“bps”) over the comparable nine month period last year.

•	Diluted earnings per share increased from $0.98 per share for the same period last year to $1.34 for the current period, or an increase of 36.7%.
Financial Overview
          For the quarter, consolidated net sales increased by $7.0 million, or 5.5%, from $127.8 million for the quarter ended November 30, 2009 to $134.8 million for the quarter ended November 30, 2010. Print sales for the quarter were $69.5 million, compared to $70.6 million for the same quarter last year, or a decrease of 1.5%. Apparel sales for the quarter were $65.3 million, compared to $57.2 million for the same quarter last year, or an increase of 14.2%. Overall gross profit margins (“margins”) increased from 26.8% to 27.1% for the quarters ended November 30, 2009 and November 30, 2010, respectively. Print margins decreased from 28.5% to 27.9%, and Apparel margins increased from 24.8% to 26.3%, for the quarters ended November 30, 2009 and November 30, 2010, respectively. Net earnings increased from $9.2 million, or 7.2% of sales, for the quarter ended November 30, 2009 to $9.6 million, or 7.2% of sales, for the quarter ended November 30, 2010. Diluted EPS increased from $0.36 per share to $0.37 per share for the quarters ended November 30, 2009 and November 30, 2010, respectively.
          For the nine month period, net sales increased from $396.4 million for the nine months ended November 30, 2009 to $418.6 million for the nine months ended November 30, 2010, or 5.6%. Print sales for the period were $206.5 million, compared to $216.3 million for the same period last year, or a decrease of 4.5%. Apparel sales for the period were $212.1 million, compared to $180.1 million for the same period last year, or an increase of 17.8%. Print margins increased from 27.9% to 28.8%, while Apparel margins increased from 22.7% to 27.8%, for the nine months ended November 30, 2009 and 2010, respectively. Net earnings increased from $25.4 million, or 6.4% of sales, for the nine months ended November 30, 2009 to $34.8 million, or 8.3% of sales, for the nine months ended November 30,

2010. Diluted earnings increased from $0.98 per share to $1.34 per share for the nine months ended November 30, 2009 and 2010, respectively.
          The Company, during the quarter, generated $18.1 million of EBITDA (earnings before interest, taxes, depreciation, and amortization) compared to $18.2 million for the comparable quarter last year. For the nine month period ended November 30, 2010, the Company generated $64.1 million of EBITDA during the period, compared to $51.3 million for the comparable period last year.

	Three months ended		Nine months ended
	November 30,		November 30,
	2010	2009	2010	2009
Earnings before income taxes	$15,186	$14,590	$54,822	$40,274
Interest expense	214	662	972	2,082
Depreciation/amortization	2,730	2,928	8,299	8,963

EBITDA (non-GAAP)	$18,130	$18,180	$64,093	$51,319

          Keith Walters, Chairman, Chief Executive Officer and President, commented as follows, “We continue to be pleased with our operational results this year. Operationally, both sectors continue to show strong margins for the quarter. Apparel margins were up 150 bps over the comparable quarter last year and 510 bps for the year. Against stronger comps, our Apparel sector continues to show strong sales growth, with an increase of 14.2% during the quarter. We continue to be concerned with the potential impact of cotton pricing on our operational results for the fourth quarter and fiscal year 2012. Our ability to manage this potential cost increase will be dependent upon many factors, a number of which are outside our control. Examples are the continued economic recovery of the United States, availability of cotton and the pricing policies of our competitors. The construction of our new apparel manufacturing facility in Agua Prieta, Mexico continues to progress. We were testing processes, calibrating equipment and training employees during the quarter. We continue to anticipate potential cost savings to be realized once this facility reaches its full production capacity. Many challenges remain in the fourth quarter and for fiscal year 2012. We will continue to be vigilant to deliver the planned results.”
About Ennis
Ennis, Inc. (www.ennis.com) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Print Segment (“Print”) and Apparel Segment (“Apparel”). The Print Segment is primarily engaged in the business of manufacturing and selling business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, secure and negotiable documents, envelopes and other custom products. The Apparel Segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through six distribution centers located throughout North America.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Keith Walters, Chairman, Chief Executive Officer and President
Mr. Richard L. Travis, Jr., Chief Financial Officer
Mr. Michael Magill, Executive Vice President
Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
Phone: (972) 775-9801
Fax: (972) 775-9820
www.ennis.com

Ennis, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	November 30,		November 30,
Condensed Operating Results	2010	2009	2010	2009
Revenues	$134,817	$127,756	$418,592	$396,353
Cost of goods sold	98,298	93,456	300,185	295,247

Gross profit margin	36,519	34,300	118,407	101,106
Operating expenses	20,971	19,008	62,494	58,416

Operating income	15,548	15,292	55,913	42,690
Other expense	362	702	1,091	2,416

Earnings before income taxes	15,186	14,590	54,822	40,274
Income tax expense	5,543	5,399	20,010	14,902

Net earnings	$9,643	$9,191	$34,812	$25,372

Earnings per share
Basic	$0.37	$0.36	$1.35	$0.99

Diluted	$0.37	$0.36	$1.34	$0.98

	November 30,	February 28,
Condensed Balance Sheet Information	2010	2010
Assets
Current assets
Cash	$18,308	$21,063
Accounts receivable, net	54,333	57,249
Inventories, net	98,898	75,137
Other	9,818	12,990

	181,357	166,439

Property, plant & equipment	90,065	65,720
Other	198,360	200,540

	$469,782	$432,699

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$21,210	$27,463
Accrued expenses	30,955	22,338

	52,165	49,801

Long-term debt	50,908	41,817
Deferred credits	29,023	27,821

Total liabilities	132,096	119,439

Shareholders’ equity	337,686	313,260

	$469,782	$432,699

	Nine months ended
	November 30,
Condensed Cash Flow Information	2010	2009
Cash provided by operating activities	$30,642	$71,469
Cash used in investing activities	(31,147)	(11,731)
Cash used in financing activities	(2,018)	(46,575)
Effect of exchange rates on cash	(232)	145

Change in cash	(2,755)	13,308
Cash at beginning of period	21,063	9,286

Cash at end of period	$18,308	$22,594